Exhibit 99.1

Gulfport Energy Corporation Announces Pricing of Public Offering of Common Stock

OKLAHOMA CITY (Jan. 31, 2007) Gulfport Energy Corporation (NASDAQ: GPOR) today announced that it has priced a public offering of 1,150,000 shares of its common stock at $11.92 per share to the public. Gulfport has also granted the underwriter a 30-day option to purchase up to an additional 172,500 shares of its common stock at the public offering price less the underwriting discount. Johnson Rice & Company L.L.C. acted as the sole underwriter for the offering.

Gulfport intends to use the net proceeds from the offering to repay a portion of the outstanding indebtedness under its revolving credit facility with Bank of America, N.A.

The offering is expected to close on February 5, 2007, subject to customary closing conditions. The common stock will be issued pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.

A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission and be available on the SEC’s website, www.sec.gov. Copies of the prospectus supplement and the related base prospectus relating to the offering may be obtained from Johnson Rice & Company L.L.C., 639 Loyola Avenue, Suite 2775, New Orleans, Louisiana 70113.

This press release does not constitute an offer to sell or a solicitation of an offer to buy shares of Gulfport’s common stock, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the related base prospectus.

About Gulfport

Gulfport is an independent oil and gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. Gulfport seeks to achieve revenue growth and increase cash flow by undertaking drilling programs each year. The Gulfport website is www.gulfportenergy.com.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transactions described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transactions described above will be consummated on the terms Gulfport currently contemplates, if at all. More information about the risks and uncertainties relating to these forward-looking statements are found in Gulfport’s SEC filings, including its most recent Annual Report on Form 10-KSB and its Quarterly Reports on Form 10-QSB for the periods ended subsequent to the filing of its Annual

Report on Form 10-KSB, all of which are available free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor Contact:

John Kilgallon

Director, Investor Relations

jkilgallon@gulfportenergy.com

405-242-4474

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